UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

§ 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2

(Amendment No. ___________)*

Kayak Software Corporation

(Name of Issuer)

Class A Common Stock, par value $0.001

(Title of Class of Securities)

486577109

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 53261M104

13G

PAGE 1 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners XII, Limited Partnership

20-4960838

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

3,877,299*

6.

SHARED VOTING POWER

0

7.

SOLE DISPOSITIVE POWER

3,877,299*

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

PN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 2 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates XII, LLC

20-4961045

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

OO-LLC

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 3 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

CO

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 4 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 5 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 6 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 7 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 8 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 9 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Grace A. Ames

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 10 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Iftikar A. Ahmed

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

CUSIP NO. 53261M104

13G

PAGE 11 OF 11 PAGES

1.

NAME OF REPORTING PERSONS

Warren B. Riley

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0

6.

SHARED VOTING POWER

3,877,299*

7.

SOLE DISPOSITIVE POWER

0

8.

SHARED DISPOSITIVE POWER

3,877,299*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,877,299*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.1%

12.

TYPE OF REPORTING PERSON

IN

*Represents 292,027 shares of Class A Common Stock and 3,585,272 shares of the Class B Common Stock, par value $0.001.  Each share of Class B Common Stock is convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.  Shares of Class B Common Stock have the same attributes as shares of Class A Common Stock, except that each share of Class B Common Stock entitles the holder thereof to ten votes per share and each share of Class A Common Stock entitles the holder thereof to one vote per share.

Item 1.

(a)

Name of Issuer:

Kayak Software Corporation

(b)

Address of Issuer's principal executive offices:

55 North Water Street, Suite 1

Norwalk, CT  06854

Item 2.

(a)

Names of persons filing:

Oak Investment Partners XII, Limited Partnership  (“Oak Investment Partners XII”)

Oak Associates XII, LLC  (“Oak Associates XII”)

Oak Management Corporation  (“Oak Management”)

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

901 Main Avenue, Suite 600,

Norwalk, CT 06851

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Class A Common Stock, par value $0.001 per share

(e)

CUSIP No.:

486577109

Item 3.

Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

a:

(a)

[    ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[    ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[    ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[    ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15

 U.S.C 80a-8).

(e)

[    ]

An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

[    ]

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

[    ]

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)

[    ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12

U.S.C. 1813);

(i)

[    ]

A church plan that is excluded from the definition of an investment company under section

3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[    ]

Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4. Ownership

The information in Items 1 and 5 through 11 on the cover pages of this Schedule 13G is hereby incorporated by reference.

The approximate percentages of Class A Common Stock reported as beneficially owned by the Reporting Persons assumes the conversion of all of the outstanding shares of Class B Common Stock into shares of Class A Common Stock and are based upon 4,587,563 shares of Class A Common Stock and 33,973,149 shares of Class B Common Stock outstanding as of November 8, 2012, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 14, 2012.

Oak Associates XII is the general partner of Oak Investment Partners XII.  Oak Management is the manager of Oak Investment Partners XII.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley are the managing members of the general partner of Oak Investment Partners XII, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by such entities.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Item 5. Ownership of Five Percent (5%) or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were (i) not acquired and held for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities and (ii) not acquired and held in connection with, or as a participant in, any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: February 14, 2013

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Warren B. Riley

Grace A. Ames

Iftikar A. Ahmed

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934 as two or more persons with respect to the same securities (17 C.F.R. §240.13d-1(k)).

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto with respect to the Issuer.

Dated: February 14, 2013

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

EXHIBIT B

Power of Attorney

The undersigned hereby make, constitute and appoint each of Edward F. Glassmeyer and Fredric W. Harman acting jointly or individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), a statement on Schedule 13G and/or 13D with respect to the securities of Kayak Software Corporation., a Delaware corporation, and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a Joint Filing Agreement) that the attorneys-in-fact (or either of them) deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

Dated: February 14, 2013

Oak Management Corporation By: /s/ Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: President	Oak Investment Partners XII, Limited Partnership By: Oak Associates XII, LLC, its general partner By: /s/ Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member
Oak Associates XII, LLC By: /s/ Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member

/s/ Bandel L. Carano Bandel L. Carano	/s/ Edward F. Glassmeyer Edward F. Glassmeyer
/s/ Gerald R. Gallagher Gerald R. Gallagher	/s/ Ann H. Lamont Ann H. Lamont
/s/ Fredric W. Harman Fredric W. Harman	/s/ Grace A. Ames Grace A. Ames
/s/ Warren B. Riley Warren B. Riley	/s/ Iftikar A. Ahmed Iftikar A. Ahmed